EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No.333-155396) on Form S-8 of Ashland Inc. of our report dated June 28, 2011, with respect to the statement of net assets available for benefits of the Ashland Inc. Union Employee Savings Plan (formerly, Hercules Incorporated Savings and Investment Plan) as of December 31, 2010, which report appears in the December 31, 2011 annual report on Form 11-K of the Ashland Inc. Union Employee Savings Plan.

Bala Cynwyd, Pennsylvania
June 22, 2012